Sweetwater Resources Announces New Director

LAS VEGAS, NV--(Marketwire -06/26/12)- Sweetwater Resources Inc. (the "Company" or "Sweetwater") (SWTR) (SWTR) is proud to announce that Mr. Arthur Akeroyd has joined the Board of Directors.

Mr. Akeroyd comes to Sweetwater with a formal education as an Electrical Engineer from London City University. His professional career is punctuated by his demonstrated multidisciplinary capabilities as he soon became a Development Engineer for Hawker Siddeley Aviation. Here Mr. Akeroyd introduced air squadrons from The United States, The United Kingdom, and The Federal Republic of Germany through flight trials of the new and complex systems installed on board the Vertical Take-off and Landing aircraft known as the Kestrel/Harrier as well as the P1154 supersonic VTOL fighter. As a Flight Test Engineer for Lockheed, in Marietta, Georgia in The U.S., Mr. Akeroyd was also in charge of guiding technical personnel of various rank and station and from several nations including the United States Air Force, The Royal Air Force of The United Kingdom and bringing such vessels as the C-130K, the C-141, and the very large air transport, the C-5A through new development programs often lasting five years. His work with the U.S. Navy's Tacoma system was critical to fleet communications allowing contact with submerged submarines. Straight from that project he was critically assigned to the U.S. Army's Proving Grounds at Yuma for helicopter gunship trials.

Arriving shortly thereafter at Emerson Electric, in St. Louis, Missouri, he was tasked with not only seeking and obtaining new business opportunities in the aerospace and communications industries but also with review of system performance analyses of existing technologies. His work included anticipating future applications for said technologies while facing dwindling or restricted purchasing budgets universally and managing internal costs.

Mr. Akeroyd is often consulted by the United States Air Force, the U.S. Army, and government agencies and industrial giants including Boeing and North American Aviation. He has served as Marketing Manager at Bendix Aerospace generating new business for divisions in The United Kingdom and Europe whose product range includes guidance and flight control systems, chemical and environmental systems, biological, meteorological, and army communication systems.

Mr. Alvin Snaper, President of Sweetwater Resources, said, "We welcome Mr. Akeroyd most warmly and anticipate that his varied talents and multidisciplinary skills will help make Sweetwater a better company in so many ways."

About Sweetwater Resources Ltd.

Sweetwater has acquired 100% of Centaurus Diamond Technologies Inc. Centaurus has been established to fully commercialize its proprietary, cost-efficient and high-volume diamond production method to provide industrial quality diamonds. The Company's patented technology enables the production of "cultured" diamonds that are chemically, atomically, and structurally identical to natural diamonds. The gemological Institute of America has tested the Company's "cultured" diamonds and has confirmed they are diamonds according to their testing protocols.

On behalf of the Board of Directors,

Mr. Alvin Snaper, President

Contact:
For further information, please contact:
American Capital Ventures
Tel: 1-305-918-7000